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Exhibit 99.1

LAS VEGAS, NV (January 29) Sierra Pacific Resources issued a warning that Nevada must take rapid and dramatic action to avoid being "engulfed by the financial and operational chaos" of the California energy market, Sierra Pacific
Resources (NYSE: SRP - news) Chairman and CEO Walt Higgins today outlined an
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emergency package of proposed long-term contracts, tiered price increases, low income assistance and conservation programs to stabilize the energy markets in the state.

In the plan filed today with the Public Utilities Commission of Nevada (PUCN), Sierra Pacific's Nevada Power and Sierra Pacific Power utility subsidiaries are proposing short-term emergency price increases ranging from zero for certain low-usage customers to as much as 29 percent for the state's largest energy users to correct serious imbalances between the cost of wholesale power and retail prices. The average increase is 17 percent.

The same imbalance bringing the near collapse of the California power system is sweeping the Western U.S. and prompting nearly every other utility to take similar measures to assure reliable utility service.

"Nevada, despite a good energy policy, is not immune from what is happening in California," said Higgins at a news conference today in Las Vegas. "This situation is unprecedented, unanticipated and potentially disastrous for Nevadans if we do not exercise the leadership it takes now to correct these imbalances in supply and demand and between cost and price. No business can continue selling a product for less than it costs them to buy it on the wholesale market.

"We know any rate increase is painful, but there is no escaping the fact that the consequences of inaction are much more severe to the residents and businesses of this state, as California clearly shows. Nevadans simply cannot let the lights go out with the kind of irresponsible inaction we've witnessed over the hill. Even with this increase, our rates will still be lower than in California.

"Moreover, as part of the plan we propose programs to help low-income customers and to help residents and businesses manage their total energy bills."

In the plan filed today, the companies map out an emergency, comprehensive plan to meet the state's short- and long-term energy needs, focusing on new mechanisms to recover the skyrocketing cost of wholesale power and including automatic price reductions as wholesale prices eventually fall. The plan also calls for accelerated approval of new long-term power contracts and encourages new power plant development.

Higgins said the plan also voices agreement with Nevada's go-slow approach to electricity deregulation.

"The Nevada legislature and commission have shown a lot of foresight in how to handle energy deregulation in the state, and there is no reason to go backward," said Higgins. "What we need is to continue forward but in a way that clearly anticipates the impact of market forces in the state."

Higgins noted that the pending sale of generation assets required as part of the merger of Sierra Pacific Resources and Nevada Power will allow the companies to buy power from the new plant
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owners at discounted prices for two years. However, he said the California turmoil has slowed the sales and put at risk these protective contracts.

Sierra Pacific and Nevada Power are proposing that the new mechanism take effect on March 1, 2001. They propose that it be adjusted on March 1, 2002, or sooner as wholesale prices fall and if divestiture of the utilities' Nevada power plants is completed and contracts are in place that guarantee the company can purchase power from those plants for two years at 1998 prices.

Nevada Power customers who use 400 kilowatt hours (kWh) of electricity or less per month and Sierra Pacific customers who use 300 kWh of electricity or less per month would not see this increase in their power bills due to the tiered rate. The proposal represents an overall increase in rates of approximately 17 percent.

Higgins said that even with the July 2000 Global Settlement, which requires Nevada Power and Sierra Pacific to file monthly rate adjustments for fuel and purchased power (the F&PP Rider), the utilities have lost over $125 million on fuel and purchased power transactions.

"We are losing millions and millions of dollars now and it will get much worse if this plan is not adopted," Higgins said. "We stand to lose hundreds of millions more because the caps on price increases are keeping rates artificially low. When the settlement was negotiated, no one expected prices for fuel and purchased power would continue to skyrocket to unheard of levels," Higgins said. "We've saved over $30 million in operating efficiencies since the Sierra Pacific-Nevada Power merger, but we simply do not have the same ability to control $1.5 billion annually of fuel and purchased power expenses in an energy marketplace that's gone haywire."

In today's filing, the utilities state they will continue to make the monthly fuel and purchased power (F&PP) filings, which are scheduled to expire on March 1, 2003. Both the F&PP Rider and the new emergency Comprehensive Energy Plan
(CEP) Rider proposed in the plan represent dollar-for-dollar pass through of wholesale costs.

If approved, the CEP Rider will result in a monthly power bill increase of approximately $6.37 for a typical Sierra Pacific residential customer using 650 kilowatt hours (kWh) of electricity per month, and approximately $12.63 for a typical Nevada Power residential customer using 1,100 kWh of electricity.

Up to $5 million in revenue generated by the CEP Rider would be provided to the State of Nevada to be used at the state's discretion to fund conservation and low-income protection programs.

The proposed tiered rate offers protection for residents with low electricity usage and encourages consumers to be energy efficient. Residential CEP Rider rates are based on electricity usage as follows:

                                 Nevada Power
     --  First 400 kWh per month                  No charge
     --  Next 275 kWh per month                   $0.01500 per kWh
     --  Above 675 kWh per month                  $0.02000 per kWh
                             Sierra Pacific Power
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     --  First 300 kWh per month                  No charge
     --  Next  250 kWh per month                  $0.01500 per kWh
     --  Above 550 kWh per month                  $0.02617 per kWh